Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Network-1 Technologies, Inc.

Corey M. Horowitz, Chairman and CEO

212-829-5770 (o)

917-692-0000 (m)

NETWORK-1 REPORTS 2019 YEAR-END FINANCIAL RESULTS

NEW YORK, NEW YORK – March 20, 2020 - Network-1 Technologies, Inc. (NYSE American: NTIP), a company specializing in the development, licensing, and protection of its intellectual property assets, today announced financial results for the year ended December 31, 2019.

Network-1 had revenue of $3,037,000 for the year ended December 31, 2019 as compared to revenue of $22,106,000 for the year ended December 31, 2018. The decrease in revenue of $19,069,000 for 2019 was primarily due to revenue from Network-1’s fully-paid License with Juniper Networks, Inc. of $12,700,000 related to a litigation settlement and $6,320,000 of revenue from sale of Network-1’s Avaya unsecured claim in 2018. Excluding revenue from fully-paid licenses, revenue from royalty bearing licenses decreased by $49,000 from $3,086,000 for 2018 to $3,037,000 for 2019.

Network-1 reported a net loss of $(1,792,000) or $(0.07) per share (basic) and (diluted) for 2019 compared with net income of $7,706,000 or $0.32 per share (basic) and $0.30 per share (diluted) for 2018. Included in the results for 2019 and 2018 are non-cash stock-based compensation expenses of $567,000 and $687,000 and non-cash amortization expense of $285,000 and $290,000, respectively. The decrease in net income of $9,498,000 for 2019 was primarily due to income in 2018 associated with Network-1’s fully-paid license with Juniper of $12,700,000 and from the sale of the Avaya claim of $6,320,000, less related costs.

At December 31, 2019, Network-1’s principal sources of liquidity consisted of cash and cash equivalents and marketable securities of 48,317,000 and working capital of $47,189,000. Based on its cash position, Network-1 continually reviews opportunities to acquire additional intellectual property for development and licensing as well as evaluates other strategic alternatives.

The following are financial and strategic highlights for 2019:

•	On November 13, 2017, a jury empaneled in the U.S. District Court for the Eastern District of Texas found that certain claims of Network-1’s Remote Power Patent were invalid and not infringed by Hewlett-Packard (HP). On August 29, 2018, the District Court (i) granted Network-1’s motion for judgment as a matter of law that its Remote Power Patent is valid, thereby overturning the HP jury verdict of invalidity and (ii) denied Network-1’s motion for a new trial on infringement. On August 29, 2018, Network-1 appealed the District Court’s denial of its motion for a new trial on infringement to the U.S. Court of Appeals for the Federal Circuit. Oral argument on the appeal took place on November 4, 2019 and a decision is pending. If Network-1 is unable to reverse the District Court order of non-infringement on appeal, it is likely that Network-1 will not receive significant licensing revenue from Cisco and certain other licensees for the period beginning in the fourth quarter of 2017 through March 7, 2020 (the expiration of Network-1’s Remote Power Patent) unless Network-1 obtains an arbitration ruling that the District Court order did not affect the obligation of Cisco and certain other licensees to pay Network-1 royalties under applicable license agreements or Network-1 reaches a satisfactory resolution with such licensees.
•	On December 18, 2018, Network-1 agreed to make an investment of up to $5,000,000 in ILiAD Biotechnologies, LLC (“ILiAD”), a privately held development stage biotechnology company dedicated to the prevention of human disease caused by Bordetella pertussis with a current focus on its proprietary intranasal vaccine, BPZE1, for the prevention of pertussis (whooping cough). The investment by Network-1 was part of a financing of up to approximately $14,500,000 of Class C units of ILiAD, consisting of two tranches. Network-1 made an initial investment at the December 18, 2018 closing of $2,500,000. Network-1 also invested an additional $2,500,000 in ILiAD during 2019 which was triggered by ILiAD receiving an “allowed-to-proceed” notification from the FDA for a Phase 2b clinical study for BPZE1. The Phase 2b trial is fully enrolled and preliminary immunological data is anticipated to be received by ILiAD by April 2020.

Network-1 owned approximately 10.3% of the outstanding units of ILiAD (on a non-fully diluted basis) at December 31, 2019. In connection with this investment, Corey M. Horowitz, Network-1’s Chairman and Chief Executive Officer, became a member of ILiAD’s Board of Managers.

•	On November 13, 2018, Network-1 filed a lawsuit against Dell, Inc. in the District Court, 241st Judicial District, Smith County, Texas, for breach of a settlement and license agreement with Network-1 as a result of Dell’s failure to make royalty payments, and provide corresponding royalty reports, to Network-1 based on sales of Dell’s PoE products. Network-1 believes Dell is obligated to pay Network-1 all prior unpaid royalties that accrued prior to and after the date of the HP Jury Verdict (November 2017) as well as future royalties through the expiration of the Remote Power Patent on March 7, 2020. On December 19, 2019, Network-1 filed a motion for summary judgment and a decision on the motion is pending.

•	On May 9, 2017, Mirror Worlds Technologies, LLC, Network-1’s wholly-owned subsidiary, initiated litigation against Facebook, Inc. (“Facebook”) in the U.S. District Court for the Southern District of New York, for infringement of U.S. Patent No. 6,006,227, U.S. Patent No. 7,865,538 and U.S. Patent No. 8,255,439 (among the patents within Network-1’s Mirror Worlds Patent Portfolio). On May 7, 2018, Facebook filed a motion for summary judgment on non-infringement. On August 11, 2018, the Court issued an order granting Facebook’s motion for summary judgment of non-infringement and dismissed the case. On August 17, 2018, Network-1 filed a Notice of Appeal to appeal the summary judgment decision to the U.S. Court of Appeals for the Federal Circuit. Oral argument on the appeal was held on January 13, 2020. On January 23, 2020, the U.S. Court of Appeals for the Federal Circuit reversed the summary judgment finding on non-infringement of the District Court and remanded the litigation to the Southern District of New York for further proceedings.
•	On April 4, 2014 and December 3, 2015, Network-1 initiated litigation against Google Inc. (“Google”) and YouTube, LLC (“YouTube”) in the U.S. District Court for the Southern District of New York for infringement of several patents within Network-1’s Cox Patent Portfolio which relate to the identification of media content on the Internet. The lawsuit alleges that Google and YouTube have infringed and continue to infringe certain of Network-1’s patents by making, using, selling and offering to sell unlicensed systems and related products and services, which include YouTube’s Content ID system. In January 2019, Network-1’s two litigations against Google and YouTube were consolidated. A Markman hearing (claim construction) was held on November 21, 2019 and a ruling has not been rendered.
•	On June 11, 2019, the Board of Directors of Network-1 authorized an extension and increase of Network-1’s Share Repurchase Program to repurchase up to $5,000,000 of its common stock over the subsequent 24-month period. During the year ended December 31, 2019, Network-1 repurchased an aggregate of 335,372 shares of its common stock pursuant to its Share Repurchase Program at a cost of approximately $764,755 (exclusive of commissions) or an average price per share of $2.28. Since inception of Network-1’s Share Repurchase Program (August 2011) to date, Network-1 has repurchased an aggregate of 8,489,770 shares of its common stock at a cost of approximately $15,906,995 (exclusive of commissions) or an average per share price of $1.87.
•	On December 29, 2017, Network-1 acquired from M2M and IoT Technologies, LLC (“M2M”) a patent portfolio consisting of twelve (12) issued U.S. patents, seven pending U.S. patent applications and nine pending international patents, all relating to, among other things, the enabling technology for authenticating, provisioning and using embedded SIM cards in next generation IoT, Machine-to-Machine, and other mobile devices, including smartphones, tablets and computers as well as automobiles and drones. Since the acquisition of the portfolio, Network-1 has been issued seven new U.S. patents for the M2M/IoT Portfolio. The M2M/IoT Patent Portfolio currently consists of twenty-seven (27) issued U.S. patents, five pending U.S. patent applications and seven additional pending non-U.S. patent applications. Network-1 anticipates further issuances of additional claims for this portfolio.
•	On December 7, 2016, the Board of Directors of Network-1 approved the initiation of a dividend policy providing for the payment of a semi-annual cash dividend of $0.05 per common share ($0.10 per common share annually) commencing in 2017. Since adopting its dividend policy, Network-1 has paid semi-annual cash dividends of $.05 per share ($.10 per share annually) consistent with its dividend policy. It was anticipated that semi-annual dividends would continue to be paid through March 7, 2020 (the expiration of the Network-1’s Remote Power Patent), provided that Network-1 continued to receive royalties from licensees of its Remote Power Patent. The Board of Directors of Network-1 is reviewing its dividend policy. On February 19, 2020, the Board of Directors of Network-1 declared a semi-annual cash dividend of $0.05 per common share which is payable on March 31, 2020 to all shareholders of record on March 16, 2020.
•	For additional details regarding the above referenced highlights, please see Network-1’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 20, 2020.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns eighty (80) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize three patent portfolios (the Cox, Mirror Worlds and M2M/IoT Patent Portfolios). Network-1’s strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent has generated licensing revenue in excess of $147,000,000 from May 2007 through December 31, 2019. Network-1 has achieved licensing and other revenue of $47,150,000 through December 31, 2019 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission, including, among others, Network-1’s uncertain revenue stream, the risk that Network-1 will not receive significant licensing revenue from Cisco and other licensees if the District Court order confirming the HP jury verdict finding of non-infringement is not reversed by the Federal Circuit Court of Appeals, the ability of Network-1 to successfully execute its strategy to acquire or make investments in high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio, its M2M/IoT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as a return on its investment in IliAD Biotechnologies, LLC or other intellectual property it may acquire or finance in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Network-1’s condensed statements of income and comprehensive income and condensed balance sheet are attached.

	Years Ended December 31,
	2019	2018
REVENUE	$3,037,000	$22,106,000

OPERATING EXPENSES:
Costs of revenue	882,000	8,072,000
Professional fees and related costs	1,490,000	1,635,000
General and administrative	2,167,000	2,255,000
Amortization of patents	285,000	290,000
Stock-based compensation	567,000	687,000

TOTAL OPERATING EXPENSES	5,391,000	12,939,000

OPERATING INCOME (LOSS)	(2,354,000)	9,167,000
OTHER INCOME (LOSS):
Interest and dividend income, net	1,150,000	876,000
Net realized and unrealized gain (loss) on marketable securities	37,000	(29,000)
Total other income, net	1,187,000	847,000

INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN
NET LOSSES OF EQUITY METHOD INVESTEE	(1,167,000)	10,014,000

INCOME TAXES PROVISION:
Current	(147,000)	2,308,000
Deferred taxes, net	168,000	—
Total income taxes provision	21,000	2,308,000

INCOME (LOSS) BEFORE SHARE OF NET LOSSES OF EQUITY METHOD INVESTEE:	$(1,188,000)	$7,706,000

SHARE OF NET (LOSSES) OF EQUITY METHOD INVESTEE	$(604,000)	$—

NET INCOME (LOSS)	$(1,792,000)	$7,706,000

Net Income (Loss) Per Share:
Basic	$(0.07)	$0.32
Diluted	$(0.07)	$0.30

Weighted average common shares outstanding:
Basic	23,978,774	23,763,785
Diluted	23,978,774	25,354,978

Cash dividends declared per share	$0.10	$0.10

NET INCOME (LOSS)	$(1,792,000)	$7,706,000

OTHER COMPREHENSIVE INCOME (LOSS):
Net unrealized holding gain (loss) on corporate bonds and notes arising during the year, net of tax	160,000	(39,000)

COMPREHENSIVE INCOME (LOSS)	$(1,632,000)	$7,667,000

Condensed Consolidated Balance Sheet as of December 31, 2019

Cash and cash equivalents	$22,587,000

Marketable securities	$25,730,000
Total current assets	$48,758,000

Total assets	$55,076,000

Total current liabilities	$1,569,000

Total long term liabilities	$-0-

Total stockholders' equity	$53,507,000